Victory Energy Corporation

News Release

CONTACT:

Robert J. Miranda

Interim Chief Executive Officer                                                                                                  Investor Relations

Chief Financial Officer                                                                                                                 714.480.0305

714.480.0305

VICTORY ENERGY CORPORATION AWARDED $17.2 MILLION IN MONETARY DAMAGES IN FINAL JUDGMENT AGAINST SEVERAL DEFENDANTS

Santa Ana, CA, December 15, 2010 – Victory Energy Corporation, (OTC: VYEY.PK), today announced that on December 9, 2010, the Superior Court for the State of Texas entered a final judgment against the defendants: Jim Dial; 1st Texas Natural Gas Company, Inc.; Universal Energy Resources, Inc.; Grifco International, Inc.; and Precision Drilling & Exploration, Inc. in the case of James Capital Energy, LLC  and Victory Energy Corporation  vs. Jim Dial, 1st Texas Natural Gas Company, Inc., Universal Energy Resources, Inc., Jon Fullenkamp, Ozona Natural Gas Company, LLC, Remuda Operating Company, Grifco International, Inc., and Precision Drilling & Exploration, Inc.

The final judgment awards Victory Energy Corporation and James Capital Energy, LLC, the plaintiffs, compensatory damages against five of the defendants in the amount of $5.6 million, jointly. The court also awarded punitive damages against each of these defendants in the amount of $2.2 million per defendant, for a total punitive damage award of $11.2 million. Additionally, the court awarded the plaintiffs pre-judgment interest and attorney fees.

The court held that each of the defendants knowingly and intentionally perpetuated a fraud on the plaintiffs.  Additionally, the court found that each defendant breached their contract with the plaintiffs, breached their fiduciary duty to the plaintiffs, and committed acts in violation of the Texas Oil and Gas Proceeds Payment Act.

Robert Miranda, interim CEO and CFO stated, “We view this final judgment as a positive event and we intend to continue to pursue litigation with the remaining defendants. Our intent is to seek legal redress for all wrongful acts the defendants have taken against the company. We will keep investors informed as to our current status and progress going forward.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release.  They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission.  Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

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